Moody National REIT I, Inc. S-11/A

EXHIBIT 21

Subsidiaries

Moody National Operating Partnership I, L.P. (Delaware)
Moody National Perimeter REIT JV Member, LLC (Delaware)
Moody National RI Perimeter JV, LLC (Delaware)
Moody National RI Perimeter Holding, LLC (Delaware)
MNHP Note Holder, LLC (Delaware)
Moody Wood-Hou Holding, LLC (Delaware)